UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: May 19, 2011
(Date of earliest event reported)
EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation or organization)		Number)

Two North Riverside Plaza, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)
(312) 279-1400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 19, 2011, Equity LifeStyle Properties, Inc. (the “Company”), through its operating partnership, entered into an amended and restated credit agreement with Wells Fargo Bank, National Association, Bank of America, N.A., U.S. Bank National Association, RBS Citizens, N.A., Goldman Sachs Bank USA, Royal Bank of Canada, and Morgan Stanley Bank N.A., led by Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), to increase the borrowing capacity from $100 million under the current line of credit to $380 million (the “Amended Line of Credit”) and to extend the maturity date to September 18, 2015. The Company has an eight month extension option under the Amended Line of Credit, subject to payment by the Company of certain administrative fees and the satisfaction of certain other enumerated conditions. The Amended Line of Credit, accrues interest at an annual rate equal to the applicable LIBOR rate plus 1.65% to 2.50% per annum and contains a 0.30% to 0.40% facility fee and contains customary negative and affirmative covenants. The spread over LIBOR and the facility fee pricing are variable based on leverage throughout the loan term. The Company incurred commitment and arrangement fees of approximately $3.6 million to enter into the Amended Line of Credit.
     Pursuant to an amended and restated guaranty (the “Amended Guaranty”) dated May 19, 2011 among the Company and certain of its subsidiaries and the Administrative Agent, the Company and two of its subsidiaries have guaranteed all of the obligations of its operating partnership under the Amended Line of Credit when due, whether at stated maturity, by acceleration or otherwise.
     The preceding descriptions are qualified in their entirety by reference to the Amended Line of Credit and the Amended Guaranty copies of which are attached hereto as Exhibit 10.46 and Exhibit 10.47, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet arrangement of a Registrant
     The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits

Exhibit 10.46	Amended and Restated Credit Agreement ($380 million Unsecured Revolving Facility) dated May 19, 2011

Exhibit 10.47	Amended and Restated Guaranty dated May 19, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.
By:	/s/ Michael B. Berman
Michael B. Berman
Executive Vice President and Chief Financial Officer

Date: May 25, 2011